EXHIBIT 99.1

IMPERIAL INDUSTRIES

Moderator: Danny Ponce

May 15, 2008

9:00 am ET

Coordinator:

Welcome and thank you for standing by. At this time all lines are in a listen only mode. After the presentation we will conduct a question and answer session. Today’s conference is being recorded. If you have any objections you may disconnect at this time. I would now like to turn the meeting over to your host, Mr. Danny Ponce.

Danny Ponce:

Thank you. Good morning. I’d like to welcome everyone to Imperial Industries investor conference call. The purpose of the conference call is to discuss recent corporate developments relative to yesterday’s first quarter 2008 earnings release. The first quarter results were released Wednesday, May 14, 2008 after the market closed.

If for some reason, you have not received a copy of this news release, you may obtain a copy from the Company’s website, www.imperialindustries.com. In addition, the Company refers you to its most recent Form 10-Q filed with the Securities and Exchange Commission on May 14, 2008 for a more in depth discussion of matters related to the Company’s financial performance for the three months ended March 31, 2008.

On the call today we have myself, the Company’s Chairman of the Board, S. Daniel Ponce, as well as the Company’s Executive Vice President, Chief Operating Officer, Howard Ehler and Steven Healy, the Company’s Chief Financial Officer. I will provide a brief overview of the Company and then we’ll turn it over to Mr. Ehler and Mr. Healy to discuss specific details.

Following our remarks, we will entertain questions. Before we get started, we would like to remind you this conference call may contain forward-looking statements regarding future events or future financial performance of the Company, including without limitation growth opportunities and other statements that refer to the Company’s plans, prospects, expectations, strategies, intentions and beliefs.

These forward-looking statements are based upon the information available to the Company’s management as of today, and the Company assumes no obligation to update these statements if circumstances arise. The Company’s future performance involves many risks, uncertainties and assumptions that are difficult to predict.

The Company’s actual results may vary. Please refer to the cautionary statements regarding such matters, including the Company’s most recent Form 10-Q and our other public filings filed with the Securities and Exchange Commission. At this time I would like to provide a brief statement regarding the Company’s performance and then turn the discussion over to Mr. Ehler, our CEO.

The 2008 first quarter, traditionally the slowest seasonal quarter for construction activity in our markets, continued to be adversely impacted by the decline in residential construction activity – which decline commenced in 2006.

While the Company has made investments in new product inventory, additional sales personnel and selected capital improvement to support the sale of an expanded line of products during the quarter, we have subsequently scaled back capital spending and taken other actions to reduce expenses in view of the continuing downturn in construction.

We have closed an underperforming distribution facility in Panama City Beach, Florida, initiated reductions in our workforce, and are continuing to evaluate the elimination of other expenses which would not have a negative impact on sales.

Although we incurred start-up losses in the first quarter associated with the opening of our new distribution center in New Orleans, Louisiana, we remain optimistic about the long term prospects for that location. We continue to closely monitor business conditions at each of our facilities during this difficult market environment and will take such actions that are necessary for us to be remaining strong operationally; and be in the position to take advantage of opportunities when market conditions improve.

Now I’d like to turn the discussion over to Howard Ehler so he can discuss the actual financial performance of the Company for the first quarter of 2008. Howard?

Howard Ehler:

Thank you. I would like to briefly provide the financial highlights for the first quarter ended March 31, 2008. Net sales for the three months ended March 31, 2008 were $9,346,000, compared to $16,531,000 in the same period in 2007. For the first quarter ended March 31, 2008 the Company had a net loss of $1,955,000, or $.78 per diluted share, compared to net income of $381,000, or $.15 per diluted share, in the same period in 2007.

The Company’s first quarter results for three months ended March 31, 2008 include a non-cash charge of $694,000, or $.28 per share, related to the establishment of a valuation allowance against its deferred tax assets. The first quarter 2008 results reflect a continued adverse effect of a significant reduction demand for our products in both the new housing and commercial construction markets.

The reduction in demand is directly related to the decline in construction activity in the Southeast United States, which is our primary trade area.

Danny Ponce:

Thank you Howard. I’d like to express our appreciation for the continued support of our shareholders, customers, vendors and employees. At this time we’ll open up to your questions. And I’ll turn it over to (Sherry) to give you instructions on how to do that.

Coordinator:

Thank you. We will now begin the question and answer session. To ask your question please press star, 1. You will be prompted to record your name. To withdraw your request press star, 2. Once again to ask your question press star, 1. One moment please. Once again to ask a question press star, 1. At this time I have no questions.

Danny Ponce:

Okay (Sherry), thank you. Thank you for giving us this opportunity to give you all the opportunity to talk to us and remind you that our Shareholder’s Meeting will be on June 9. And for those of you who have not yet received your proxies, I’m sure you’ll get them in the next few days if you haven’t already gotten them. If you have any questions contact Imperial offices at 954-917-4114. Thank you so much everybody, have a good day. Thank you.

Howard Ehler:

Bye, bye.

END